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                                    JOHN C. WALTER
                                12200 NORTH PECOS STREET
                                 DENVER, COLORADO 80234


                                September 27, 1996


Western Gas Resources, Inc.
12200 North Pecos Street
Denver, Colorado 80234

                                 Re: Western Gas Resources, Inc.
                                     Shares of Common Stock, par value
                                     $.10 per share, of Selling Stockholder

Dear Sirs,

        I am Vice President-General Counsel for Western Gas Resources, Inc., a Delaware corporation (the "Corporation"). I have participated in the preparation of a registration statement on Form S-3 (the "Registration Statement") with respect to the sale by Brian Wise of 150,000 shares (the "Stockholder Shares") of common stock, par value $.10 per share, of the Corporation.

        I have examined the originals, or copies certified or otherwise authenticated to my satisfaction, of such corporate records of the Corporation, certificates of public officials and of officers of the Corporation, and other agreements, instruments and documents as I have deemed necessary as a basis for the opinions herein expressed.

        On the basis of the foregoing and the assumptions hereinafter set forth, and in reliance thereon, I advise you that, in my opinion:

        1. The Corporation has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

        2. The Stockholder Shares have been duly authorized by the Corporation and are legally issued, fully paid and non-assessable.

        I am a member of the Bar of the State of Colorado only and do not purport to be an expert on the laws of any other state or jurisdiction other than the State of Colorado and the United States. Insofar as opinions herein expressed relate to matters governed by Delaware law, I have relied solely upon a reading of the applicable statutes and the records of the Corporation and certificates of public officials referenced above with respect to the opinions given herein.

                                        Respectfully submitted,


                                        John C. Walter, Esq.

                                                                     Exhibit 5.2